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                                                                   Exhibit 10.28

                         INTERNATIONAL LICENSE AGREEMENT

                                     BETWEEN

                           ABBOTT INTERNATIONAL, LTD.

                                       AND

                           SONUS PHARMACEUTICALS, INC.


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                                TABLE OF CONTENTS

1.       DEFINITIONS                                                          1

2.       DEVELOPMENT                                                          5

3.       ALLOCATION OF PRODUCT RIGHTS AND RESPONSIBILITIES                    8

4.       OTHER TERRITORIES                                                   17

5.       MILESTONES, LICENSES AND OPTIONS                                    17

6.       ROYALTY; ROYALTY PAYMENTS                                           18

7.       BUYOUT OPTION                                                       21

8.       IMPROVEMENTS                                                        22

9.       RIGHT OF FIRST REFUSAL FOR ADDITIONAL PRODUCTS                      22

10.      REPRESENTATIONS AND WARRANTIES                                      24

11.      TERM AND TERMINATION                                                25

12.      INDEMNIFICATION                                                     27

13.      LIMITATION OF LIABILITY                                             28

14.      CONFIDENTIAL INFORMATION                                            29

15.      NON-COMPETE                                                         29

16.      FORCE MAJEURE                                                       30

17.      NOTICES                                                             30

18.      ASSIGNMENT                                                          31

19.      SUCCESSORS AND ASSIGNS                                              31

20.      ALTERNATIVE DISPUTE RESOLUTION                                      31


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21.      PUBLICITY                                                           31

22.      RELATIONSHIP OF PARTIES                                             32

23.      APPENDICES                                                          32

24.      HEADINGS                                                            32

25.      WAIVER                                                              32

26.      SEVERABILITY                                                        32

27.      ENTIRE AGREEMENT; AMENDMENT                                         32

28.      APPLICABLE LAW                                                      33

29.      COUNTERPARTS                                                        33


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                                   APPENDICES

     ARTICLE 1.1(ii) AFFILIATES                                Appendix 1.1

     INDICATIONS AND USAGE                                     Appendix 1.7

     LICENSED PATENTS                                          Appendix 1.16

     TERRITORY                                                 Appendix 1.21

     PRODUCT SPECIFICATIONS                                    Appendix 3.4

     TRADEMARKS                                                Appendix 3.10

     MILESTONE AND LICENSE FEES                                Appendix 5.2

     OFFSETTABLE MILESTONE, LICENSE
     AND OPTION FEES                                           Appendix 5.3

     ALTERNATIVE DISPUTE RESOLUTION                            Appendix 20


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                         INTERNATIONAL LICENSE AGREEMENT

                                     BETWEEN

                           ABBOTT INTERNATIONAL, LTD.

                                       AND

                           SONUS PHARMACEUTICALS, INC.


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                         INTERNATIONAL LICENSE AGREEMENT

         THIS AGREEMENT dated October 1, 1996 ("Effective Date"), by and between Abbott International, Ltd., a Delaware corporation with principal offices at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("ABBOTT") and SONUS Pharmaceuticals, Inc., a Delaware corporation with principal offices at 22026 20th Avenue, S.E., Suite 102, Bothell, Washington 98021 ("SONUS").

                                    RECITALS

         WHEREAS, SONUS has developed and holds patents and patent applications on an ultrasound contrast agent, now trademarked as "EchoGen" in the United States ("EchoGen"); and

         WHEREAS, SONUS and Abbott Laboratories have previously entered into a Development and Supply Agreement, dated May 6, 1993, as amended and as may be amended ("Supply Agreement"), whereby Abbott Laboratories agreed to assist in the manufacturing scale-up of and to manufacture EchoGen for SONUS; and

         WHEREAS, SONUS and Abbott Laboratories have also previously entered into an Agreement dated May 14, 1996, as amended and as may be amended ("United States Agreement"), whereby ABBOTT obtained certain exclusive marketing rights in the United States, subject to limited SONUS co-promotion rights, to the ultrasound contrast; and

         WHEREAS, SONUS desires to grant, and ABBOTT desires to obtain, certain exclusive marketing rights in the Territory (as defined below) to EchoGen (as described more fully below) in accordance with the terms and conditions of this agreement ("Agreement");

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, ABBOTT and SONUS mutually agree as follows:

1.       DEFINITIONS

         In addition to the terms defined in the provisions of this Agreement, the following terms shall have the meaning as described below:

         1.1 "Affiliate" means any entity which controls, is controlled by or is under common control with another entity. An entity is deemed to be in control of another entity (controlled entity) if: (i) the former owns directly or indirectly at least the lesser of (a) fifty percent (50%), or (b) the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity; or (ii) if the entity is listed on Appendix 1.1 hereto, which Appendix may be modified by mutual agreement of the parties without formal amendment of this Agreement.

         1.2 "Agreement" means this Agreement, as may be amended, including all Appendices attached hereto.


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         1.3 "Average Unit Selling Price" means, on a Country-by-Country basis,
Net Sales (as defined below) for a time period divided by the number of Units of Product shipped by ABBOTT Affiliates or sublicensees to Third Parties (as defined below) in the Territory for the same period, less returned goods, inventory outdates and damage, samples, free goods, recalls and/or withdrawals of Product ("Net Units Shipped").

         1.4 "Confidential Information" means information disclosed in writing by one party to the other pursuant to this Agreement and identified as "CONFIDENTIAL" as well as information disclosed orally or visually to the extent such information is identified in writing as "CONFIDENTIAL" and which is provided to the other party within thirty (30) days after such disclosure. "Confidential Information" does not include any of such information which:

                  (A) is known to the receiving party before receipt thereof under this Agreement, or is independently developed by the receiving party without recourse to the other party's Confidential Information, as evidenced by the receiving party's written records;

                  (B) is disclosed to the receiving party without restriction after full execution of this Agreement by a Third Party having a legal right to make such disclosure; or

                  (C) is or becomes part of the public domain through no breach of this Agreement.

         1.5 "EMEA" means the European Medicines Evaluation Agency or any successor entity thereto.

         1.6 "FDA" means the United States Food and Drug Administration or any successor entity thereto.

         1.7 "Field" means diagnostic ultrasound pharmaceuticals for all current and future markets for the indications set forth in Appendix 1.7, as such indications are approved by the regulatory agencies in the Territory.

         1.8 "Finished Goods Inventory" means the Product inventory whereby the Product has completed production and testing procedures and is ready for sale to Third Party customers.

         1.9 "Finished Product" means Units of the Product tested and ready for sale, either supplied to ABBOTT by SONUS (directly or through a Third Party), or manufactured by Abbott Laboratories for SONUS.

         1.10 "First Sale Date" means on a Country-by-Country basis the earlier of: (i) the date of the first sale by ABBOTT or an ABBOTT Affiliate or sublicensee to a Third Party; or (ii) the date ninety (90) days after Regulatory Approval (as defined below).

         1.11 "Fiscal Quarter" means a three (3 ) month period ending February 28, May 31, August 31 or November 30.

         1.12 "Fiscal Year" means the period from December 1 through November
30.


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         1.13 "GMP" means current Good Manufacturing Practices as established by the FDA or EMEA; whichever is appropriate, and as practiced by the industry in which the parties operate.

         1.14 "Improvements" means any and all developments, inventions or discoveries in the Field relating to the Product, Licensed Patents or Know-How and developed or acquired with the right to sublicense, by SONUS and/or ABBOTT during the term of this Agreement, and shall include, but not be limited to, developments intended to enhance the safety and efficacy of the Product.

         1.15 "Know-How" means that proprietary technology of SONUS relating to the Product including, but not limited to, manufacture or product techniques, formulations or production technology, methods of synthesis or other processes.

         1.16 "Licensed Patents" means:

                  (A) the patents and patent applications set forth in Appendix
1.16 and any other patents or patent applications covering the Product now owned or hereafter acquired by SONUS or under which SONUS has the right to grant sublicenses during the term of this Agreement in the Territory;

                  (B) all patents arising from such applications identified in
(A) and any divisions, continuations, and continuations-in-part thereof; and

                  (C) any extension, renewal, reexamination or reissue of a patent identified in (A) or (B).

         1.17 "NDA" means an application filed with a regulatory agency in any Country in the Territory for approval by such agency of the sale of the Product, whether such application is characterized as a New Drug Application, New Drug Submission or otherwise.

         1.18 "Net Sales" means the gross sales of the Product in all of its final packaged forms shipped by ABBOTT Affiliates or sublicensees to Third Parties in the Territory, less:

                  (A) allowances and adjustments separately and actually credited or payable, including credit for damaged, outdated and returned products;

                  (B) trade discounts earned or granted;

                  (C) cash discounts actually allowed;

                  (D) transportation charges (including insurance costs), handling charges, sales taxes, excise taxes and duties, and other similar charges invoiced to customers;

                  (E) wholesaler chargebacks; and

                  (F) rebates and management fees earned or granted.

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                  Net Sales shall be calculated in accordance with ABBOTT's
standard internal policies and procedures. Any discount, allowance, rebate, free goods or samples, management fee or wholesaler chargeback for the Product which is given to a customer due to the purchase of a product other than the Product or due to the purchase of any service, shall not be taken into consideration for the calculation of Net Sales. Net Sales shall not include sales between ABBOTT and its Affiliates or sublicensees, or sales between ABBOTT Affiliates, or sales between ABBOTT Affiliates and ABBOTT sublicensees.

         1.19 "Product" means a colloidal dispersion ultrasound contrast agent suitable for intravenous administration containing the active ingredient dodecafluoropentane, which is covered by one or more claims of the Licensed Patents regardless of form, dose, or package. Without limiting the generality of the foregoing, "Product" shall include: (i) a complete product with kit, including one or more vials of EchoGen(R) together with a kit including a syringe, tubing and other accessories as may be included in the final package;
(ii) one or more vials of EchoGen(R) without any kit; and (iii) a kit only, consisting of a syringe, tubing and other accessories as are included in the final package, but not including any EchoGen(R).

         1.20 "Regulatory Approval" means any and all approvals, authorizations, licenses and other actions required by the relevant government authority or authorities, in each Country in the Territory, in order to permit ABBOTT and/or ABBOTT Affiliates or sublicensees to market and sell the Product in the Field in each Country in the Territory. Regulatory Approval shall include, but not be limited to marketing authorization, price approval and reimbursement approval for the Product.

         1.21 "Territory" means:

                  (A) the entire world except:

                           (i) the territory covered by the United States Agreement; and

                           (ii) Japan, Taiwan, China, South Korea, Hong Kong, Thailand, Indonesia, Singapore, Malaysia and the Philippines.

                  (B) For purposes of this Agreement, the Territory is divided into four areas ("Areas"):

                           (i)      Europe

                           (ii)     Latin America

                           (iii)    Pacific/Asia/Africa

                           (iv)     Canada

                  (C) For purposes of this Agreement, "Country" means a place now known under a current name and with current geographic and political boundaries, but such a place is intended to be included in the Territory and in its respective Area even if its name changes or its boundaries

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change. The Countries included in each of the four Areas are listed in Appendix
1.21. In addition, the listings of Countries included in the Europe, Latin America and Pacific/Asia/Africa Areas are divided in Appendix 1.21 into major countries ("Major Countries") and minor countries ("Minor Countries"); except that the listings of Minor Countries are illustrative only and not exhaustive.

         1.22 "Third Party" means any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the parties hereto and their Affiliates.

         1.23 "Unit" means a single vial of the Product or a combination of a single vial with a kit which is in final salable form.

2. DEVELOPMENT

         2.1 Regulatory Approvals.

                  (A) SONUS shall be responsible for all activities required to obtain Regulatory Approval in Countries which as of the Effective Date, are members of the European Community ("EC Countries"). These activities will include, but not be limited to, clinical trials and the filing of an application for marketing approval with the European Medicines Evaluation Agency ("EMEA"). SONUS will pursue these activities diligently and will use its reasonable best efforts to obtain such Regulatory Approval as quickly as is feasible.

                           (i) In the event that clinical trials are required
                  for Regulatory Approval in one or more of the EC Countries, SONUS will design and prepare plans and protocols for these clinical trials and will pay all out-of-pocket costs for these clinical trials, but ABBOTT will provide management support, at no cost to SONUS, from ABBOTT's internal regulatory and clinical resources.

                           (ii) In the event that clinical trials are required,
                  or are deemed necessary by ABBOTT, for marketing or other purposes (as opposed to for Regulatory Approval) in one or more of the EC Countries, then ABBOTT will pay all out-of-pocket costs for these clinical trials and will manage and control all aspects of these clinical trials.

                           (iii) Regardless of whether clinical trials are
                  required for Regulatory Approval, ABBOTT will provide management support at no cost to SONUS from ABBOTT's internal regulatory resources.

                  (B) ABBOTT shall be responsible for all activities required to obtain Regulatory Approval in all other Countries in the Territory which are not covered under Article 2.1(A) above. These activities will include, but not be limited to, clinical trials and the filing of an application for marketing authorization with the relevant government authority in each such Country. ABBOTT will pay all costs for these clinical trials, except for the cost of the Product required for these clinical trials, and will manage and control all aspects of these clinical trials. ABBOTT will pursue these activities diligently and will use its reasonable best efforts to obtain such Regulatory Approval as quickly as is feasible.

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                  (C) Within sixty (60) days after the Effective Date, SONUS shall provide ABBOTT with a regulatory plan ("Plan") for each of the EC Countries for ABBOTT's review and approval, which approval shall not be unreasonably withheld. Within sixty (60) days after the Effective Date, ABBOTT shall provide SONUS with a Plan for each Area of the Territory (excluding the EC countries) for SONUS' review and approval, which approval shall not be unreasonably withheld. Neither party will commence any clinical trial without the prior review and approval of the other party, which approval shall not be unreasonably withheld.

                           (i) The Plans shall include plans and protocols for
                  clinical research to be conducted with respect to the Product within the Territory, plans for securing Regulatory Approvals of the Product, and timetables for the accomplishment of milestones, for each EC Country in the case of SONUS's Plan, and for each other Major Country in the Territory in the case of ABBOTT's Plan.

                           (ii) ABBOTT and SONUS will update their respective
                  Plans on a quarterly basis; and each party shall submit to the other party a quarterly status report summarizing the completion or phase of completion of each milestone in such Plan. The parties shall meet on no less than a quarterly basis to review the Plans and status reports.

                           (iii) ABBOTT and SONUS will pursue their respective
                  Plans diligently and will use their reasonable best efforts to accomplish the milestones in such Plans as quickly as is feasible.

                  (D) SONUS shall provide at its own expense all United States-based clinical support necessary and appropriate for the Regulatory Approval of the Product in the Territory. SONUS shall also provide, at SONUS' expense, all quantities of the Product reasonably required by ABBOTT for regulatory purposes, including but not limited to, nonclinical and/or clinical studies. In addition, SONUS shall use its reasonable best efforts to complete the United States Phase III Clinical Study of the Product for myocardial perfusion as quickly as possible.

         2.2 Additional Clinical Research for New Indications. ABBOTT shall have no obligation to provide financial support for development of the Product in the Territory, except for the costs payable by ABBOTT under Article 2.1 above. ABBOTT and SONUS agree that, if SONUS wishes to conduct or to have conducted any clinical research in the Territory relating to ultrasound diagnostic applications for one or more of the following new indications for the Product:
(i) breast cancer, (ii) prostate cancer, (iii) central nervous system ("CNS") and (iv) stress echocardiography, then the definition of the "Field" set forth in Article 1.7 of this Agreement shall be expanded to include the new indication(s), and the following provisions will apply:

                  (A) If ABBOTT desires to participate financially in such additional clinical research, and communicates its decision to participate in accordance with Article 2.4 of the United States Agreement, SONUS shall reimburse ABBOTT fifty percent (50%) of such costs and expenses funded by ABBOTT by either, at the option of SONUS: (i) reimbursing ABBOTT such costs and expenses with interest at the United States prime rate of interest (as published in the Wall Street Journal Midwest Edition on the date on which ABBOTT requests reimbursement) within five (5) years of the date such costs and expenses are paid by ABBOTT; or (ii) reducing the royalty rates

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payable by ABBOTT to SONUS as provided in Article 6.1 at such dates and in such amounts as is mutually agreed by the parties. If the parties are unable to agree on a reduction of the royalty rates pursuant to Article 2.2 (A)(ii) within thirty (30) days of the date on which they began discussing such reduction, then SONUS shall reimburse Abbott pursuant to Article 2.2 (A)(i).

                  (B) If ABBOTT determines not to provide additional financial support for such additional clinical research and SONUS proceeds with the additional research and development, then the parties shall negotiate in good faith to modify the royalty rates under Section 6.1 below to reflect the amount of the expenditures to be made by SONUS for such additional clinical research related to such additional indications, together with such other factors as are appropriate. If the parties fail to agree to a reasonable modification of the royalty rates as set forth above within thirty(30) days of the date on which they began discussing such modification, then the parties shall utilize the Dispute Resolution Procedure under Article 20 below to determine what modification of the royalty rates shall apply.

         2.3 NDA Approval

                  (A) SONUS shall provide, or cause to be provided to ABBOTT, all documents, data, supplies and information submitted by SONUS to the EMEA, and received by SONUS from the EMEA, within thirty (30) days of such submission or receipt.

                  (B) (i) If, (1) no clinical trials are required for Regulatory Approval and SONUS does not receive EMEA approval to market the Product within two (2) years of the date of the EMEA filing, or (2) clinical trials are required for Regulatory Approval and SONUS does not diligently pursue the completion of such clinical trials as provided in Section 2.1 (A) (i) and SONUS does not receive EMEA approval within three years (3) of the date of the EMEA filing, then ABBOTT may, but does not have the obligation to, pursue such EMEA approval of the Product. If ABBOTT determines to pursue EMEA approval, then ABBOTT may conduct any necessary research or clinical studies to obtain such EMEA approval of the Product. All reasonable costs incurred by ABBOTT in pursuing such EMEA approval shall be deducted from any payments due SONUS under this Agreement.

                      (ii) If, (1) no clinical trials are required for Regulatory Approval and ABBOTT does not receive Regulatory Approval to market the Product in all other countries in the Territory which are not covered under
Article 2.1(A) above within two (2) years of the date of the relevant regulatory filing, or (2) clinical trials are required for Regulatory Approval and ABBOTT does not diligently pursue the completion of such clinical trials as provided in
Section 2.1 (B) and ABBOTT does not receive Regulatory Approval within three years (3) of the date of the relevant regulatory filing, then SONUS may, but does not have the obligation to, pursue such Regulatory Approval of the Product. If SONUS determines to pursue such Regulatory Approval, then SONUS may conduct any necessary research or clinical studies to obtain such Regulatory Approval of the Product. ABBOTT will reimburse SONUS for all reasonable costs incurred by SONUS in pursuing such Regulatory Approval.

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3. ALLOCATION OF PRODUCT RIGHTS AND RESPONSIBILITIES

         3.1 Premise. Under this Article 3, ABBOTT and SONUS agree to a division of responsibilities regarding the Product. If there is a material change in the division of such responsibilities, whether by the agreement of the parties or by operation of this Agreement, then the parties shall negotiate in good faith toward a corresponding change in the royalty rates under Article 6.1. If the parties are unable to agree to a reasonable modification of the royalty rates, within thirty (30) days of the date on which they began discussing such modification, then the parties shall utilize the Dispute Resolution Procedure under Article 20 below to determine what modification of the royalty rates shall apply.

         3.2 Marketing and Sales.

                  (A) ABBOTT shall have the exclusive right and the associated responsibilities for the marketing, sales, and technical support of the Product in the Field in the Territory, which shall include responsibility for importation, distribution, order entry, invoicing and collection regarding sales of the Product. ABBOTT shall use its reasonable best efforts to optimize sales, profitability, and market share of the Product in the Territory. The efforts of ABBOTT shall be evidenced by carrying out those specific tasks as mutually agreed to by the parties. ABBOTT shall prepare pre-and post-launch marketing plans by Area for the Territory which shall be reviewed and approved by SONUS prior to implementation, such approval not to be unreasonably withheld. ABBOTT shall provide such marketing plans to SONUS no later than one hundred twenty
(120) days after the Effective Date.

                           (i) SONUS may, at its election, provide additional technical support for the Product in the Field in Major Countries in the Territory, at SONUS's expense. SONUS shall give ABBOTT advance notice of each instance of SONUS's intention to do so, and, for each instance, SONUS shall not begin providing such additional technical support without first obtaining ABBOTT's approval of SONUS's plans for such technical support, which approval will not be unreasonably withheld.

                  (B) SONUS shall have the right to co-promote (as defined in Article 3.2(D) below) the Product at its own expense in the Territory only under the following circumstances:

                           (i) After the first anniversary of the First Sale Date by an ABBOTT Affiliate to a Third Party in a Major Country in the Territory, ABBOTT shall make minimum royalty payments to SONUS based on fifty percent (50%) of the mutually agreed annual Net Sales forecast for that Major Country. If ABBOTT fails to make such minimum royalty payments, then SONUS may, as its sole remedy for such failure, elect to co-promote the Product in the Major Country for which ABBOTT failed to make such minimum royalty payments.

                                (a) SONUS shall notify ABBOTT in writing within
                sixty (60) days of the date on which ABBOTT's missed minimum royalty payment was due, of SONUS's intention to co-promote the Product in that Major Country. SONUS' right to co-promote would be effective thirty (30) days after the date of ABBOTT's receipt of notice from SONUS.

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                                    (b) If SONUS does not so inform ABBOTT, then
                           SONUS shall have waived its right to co-promote the Product with regard to that specific failure of ABBOTT to make its minimum royalty payments.

                                    (c) Notwithstanding the foregoing provisions
                           of this Article 3.2(B)(i), SONUS shall not have the right to co-promote if either of the following occur:

                                             (1) ABBOTT's failure to make the
                                    minimum royalty payment in a Major Country in the Territory was due to the fact that Regulatory Approval was not obtained within the time frame contemplated by the parties as set forth in the Plan for that Major Country. The Net Sales forecast shall be adjusted as mutually agreed by the parties to reflect the actual times that Regulatory Approvals are obtained and the actual indications approved, and any material changes to the assumptions for the Net Sales forecast. If the parties are unable to agree on such adjustment within thirty (30) days of the date on which they began discussing such adjustment, then the parties will utilize the Dispute Resolution Procedure under Article 20 to determine such adjustment.

                                             (2) ABBOTT pays the amount due,
                                    plus interest running from the date on which payment was due, at the United States prime rate of interest as published in the Wall Street Journal Midwest Edition, within thirty (30) days of ABBOTT's receipt of notice from SONUS that SONUS intends to co-promote.

         (ii) After the second anniversary of the first sale by an ABBOTT Affiliate to a Third Party in a Major Country in an Area of the Territory, ABBOTT shall make minimum royalty payments to SONUS based on fifty percent (50%) of the mutually agreed annual Net Sales forecast for total Net Sales in the Minor Countries in that Area. If ABBOTT fails to make such minimum royalty payments, then SONUS may, as its sole remedy for such failure, elect to terminate this Agreement with respect to all of the Minor Countries in the Area for which ABBOTT failed to make such minimum royalty payments.

                                    (a) SONUS shall notify ABBOTT in writing
                           within sixty (60) days of the date on which ABBOTT's missed minimum royalty payment was due, of SONUS's intention to terminate the Agreement with respect to the Minor Countries in that Area. SONUS' right to terminate would be effective thirty (30) days after the date of ABBOTT's receipt of notice from SONUS.

                                    (b) If SONUS does not so inform ABBOTT, then
                           SONUS shall have waived its right to terminate the Agreement with respect the Minor Countries in that Area with regard to that specific failure of ABBOTT to make its minimum royalty payments.

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                                    (c) Notwithstanding the foregoing provisions
                           of this Article 3.2(B)(ii), SONUS shall not have the right to terminate if either of the following occur:

                                             (1) ABBOTT's failure to make the
                                    minimum royalty payment for the Minor
                                    Countries in that Area in the Territory was due to the fact that Regulatory Approval was not obtained within the time frame contemplated by the parties as set forth in the Plan for that Area. The Net Sales forecast shall be adjusted as mutually agreed by the parties to reflect the actual times that Regulatory Approvals are obtained and the actual indications approved, and any material changes in the assumptions to the Net Sales forecast. If the parties are unable to agree to such adjustment within thirty (30) days of the date on which they began discussing such adjustment, the parties shall utilize the Dispute Resolution Procedure under Article 20 to determine such adjustment.

                                             (2) ABBOTT pays the amount due,
                                    plus interest running from the date on which payment was due, at the United States prime rate of interest as published in the Wall Street Journal Midwest Edition within thirty
                                    (30) days of ABBOTT's receipt of notice from SONUS that SONUS intends to terminate.

         (iii) SONUS may co-promote the Product in the Territory at any time for any one or more of the new indications specified in Article 2.2 above, if ABBOTT has declined to provide financial support for research for such new indication(s).

                  (C) SONUS's rights to co-promote the Product as set forth in
Article 3.2(B)(i) and (iii) include the right of SONUS to sublicense, transfer, or grant, directly or indirectly, such rights to a Third Party in a Major Country in the Territory.

                  (D) For purposes of this Agreement, "co-promotion" means the detailing of the Product to a Third Party customer including providing promotional materials and technical assistance, but does not include any activity relating to the pricing, distribution or actual sale of the Product, such as offering or negotiating pricing for the Product and accepting sales orders. SONUS shall inform all such customers to place all sales resulting from SONUS' co-promotion of the Product directly with ABBOTT and provide the necessary sales processing information to the customer.

         3.3 Raw Materials, Quality Control. SONUS shall be responsible for procurement of all raw materials necessary for the manufacture of the Product as well as quality control of the raw materials. ABBOTT shall be responsible for any required quality control in the Territory. However, if the Product is manufactured by SONUS or a Third Party supplier in the Territory, SONUS or such Third Party supplier shall be responsible for quality control as it relates to the manufacture of the Product. SONUS shall handle raw materials in accordance with the applicable provisions of the Supply Agreement.

         3.4 Product Manufacture.

                  (A) Abbott Laboratories and SONUS have previously entered into the Supply Agreement under which Abbott Laboratories has agreed to manufacture the Product for SONUS. SONUS may purchase Product under the Supply Agreement to fulfill ABBOTT Affiliates' purchase orders under Article 3.5. All manufacturing of the Product by Abbott Laboratories for sale in the Territory by ABBOTT Affiliates shall be in accordance with the terms of the Supply Agreement and the specifications for the Product in effect under the Supply Agreement ("Specifications") attached hereto as Appendix 3.4. The parties agree to negotiate in good faith an amendment to the Supply Agreement to include within the terms of the Supply Agreement the purchase and sale of the kits consisting of syringes, tubing and other accessories as are included in the final package of the complete Product, including the pricing and other terms and conditions of sale which are consistent with the Supply Agreement and the general custom and practice within the industry regarding such materials.

                  (B) The Supply Agreement shall govern Abbott Laboratories's manufacture of all Product provided to SONUS for sale by SONUS in the countries referred to in Article 1.21(A)(ii) and SONUS's right to manufacture or have manufactured the Product by a Third Party. SONUS shall give ABBOTT reasonable prior notice in writing if SONUS decides to manufacture or have manufactured by a Third Party the Product for purchase by ABBOTT Affiliates under this Agreement. Upon such notice, ABBOTT and SONUS shall enter into good faith negotiations to reach agreement on the terms and conditions for a Third Party manufacturer for the Product to be purchased by ABBOTT Affiliates. If the parties are unable to agree on such terms and conditions within thirty (30) days of the date on which they began discussing such terms and conditions, then the parties will utilize the Dispute Resolution Procedure under Article 20 to determine what terms and conditions will apply.

                  (C) All Product manufactured by SONUS or by a Third Party shall conform with the Specifications. Any Third Party manufacturer appointed by SONUS to manufacture the Product must be approved by the FDA or EMEA and have a reasonable history and record of conforming with current GMP.

                  (D) If any of the provisions of the Supply Agreement and this Agreement are inconsistent, then the provisions of this Agreement shall control for purposes of the manufacture and supply of Product subject to this Agreement.

         3.5 Product Forecasts, Orders and Rejected Product.

                  (A) Not later than one hundred twenty (120) days prior to the date of the first forecasted sale by an ABBOTT Affiliate or sublicensee to a Third Party in each Country in the Territory and thereafter, at least thirty
(30) days prior to the first day of each fiscal quarter, ABBOTT shall furnish to SONUS a rolling forecast of the quantities of the Product ABBOTT Affiliates intend to order for sale in the Territory during the twelve (12) month period commencing with such date of first sale as described above or such fiscal quarter, as the case may be. The first three (3) months of such forecast shall constitute a firm order and a binding commitment of ABBOTT Affiliates to purchase such quantities as evidenced by purchase orders received from

ABBOTT Affiliates in accordance with Article 3.5(B). The balance of each such forecast shall merely represent reasonable estimates, not purchase commitments for the Product.

                  (B) ABBOTT Affiliates shall place each purchase order with SONUS for Product to be delivered hereunder thirty (30) days prior to the delivery date specified in each respective purchase order. SONUS may reject any purchase order which exceeds one hundred fifty percent (150%) of the most current forecast underlying such purchase order. No rejection shall be effective unless in writing and delivered to the ordering ABBOTT Affiliate within ten (10) days of SONUS's receipt of such ABBOTT Affiliates' purchase order. The ordering ABBOTT Affiliate shall be obligated to purchase all Product ordered and delivered by the specified delivery date provided that, if Product is manufactured by SONUS or a Third Party manufacturer and not by Abbott Laboratories, such Product meets the Specifications. All shipments of Product to ABBOTT or ABBOTT Affiliates shall be made FOB SONUS', Abbott Laboratories', or supplier's place of manufacture.

                  (C) If the Product is manufactured solely by SONUS or a Third Party and if SONUS is unable to meet its supply obligations under any purchase order, then SONUS shall give prompt written notice to ABBOTT. In such event, if SONUS fails, or notifies ABBOTT that it will fail, to supply any amount of Product for a ninety (90) day period, then ABBOTT may:

                           (i) set up a manufacturing source, at the reasonable
                  expense of SONUS, and manufacture the Product or have the Product manufactured by a Third Party at the reasonable expense of SONUS for the time period of such failure or one hundred eighty (180) days, whichever is longer, or

                           (ii) terminate this Agreement in accordance with
                  Article 11.3(D). The rights of ABBOTT to terminate the Agreement pursuant to this Article 3.5(C) will not apply if Abbott Laboratories is in default of the Supply Agreement, unless Abbott Laboratories's default or inability to supply is directly or indirectly due to SONUS, including, but not limited to, SONUS's failure to supply raw materials to Abbott Laboratories as required under the Supply Agreement and this Agreement.

                  (D) If the Product is manufactured solely by Abbott Laboratories and if Abbott Laboratories is unable to meet its supply obligations under any purchase order, then ABBOTT shall give prompt written notice to SONUS. In such event, if ABBOTT fails, or notifies SONUS that it will fail, to supply any amount of Product for a ninety (90) day period, then SONUS may:

                           (i) set up a manufacturing source, at the reasonable
                  expense of ABBOTT, and manufacture or have the Product manufactured, by a Third Party at the reasonable expense of ABBOTT for the time period of such failure or one hundred eighty (180) days, whichever is longer, or

                           (ii) terminate this Agreement in accordance with
                  Article 11.3(D). Notwithstanding the foregoing, SONUS shall not have the right to terminate this Agreement if the cause of Abbott Laboratories's inability to supply is directly or indirectly due to SONUS, including, but not limited to, SONUS' failure to supply raw materials to Abbott Laboratories as required under the Supply Agreement and this Agreement.

                  (E) If SONUS and Abbott Laboratories are both manufacturing or otherwise supplying Finished Product to ABBOTT for sale in the Territory and either Abbott Laboratories or SONUS ("Non-Performing Party") notifies the other party ("Other Party") that the Non-Performing Party is unable to supply Product to the Other Party or either fails to supply Product pursuant to this Article 3.5, and is unable to correct such failure within ninety (90) days of written notice thereof from the Other Party, then the right of Non-Performing Party to manufacture or otherwise supply Product to the Other Party under the Supply Agreement shall cease until such time as the Non-Performing Party notifies the other that it is again able to supply Product.

                  (F) For Product provided by SONUS to ABBOTT Affiliates which SONUS has provided itself or secured from a party other than Abbott Laboratories, ABBOTT Affiliates shall notify SONUS in writing of any claim relating to damaged, defective or nonconforming Product or any shortage in quantity of any shipment of Product within thirty (30) days of receipt of such Product by ABBOTT Affiliates. In the event of such rejection or shortage, SONUS shall replace the rejected Product or make up the shortage within thirty (30) days of receiving such notice, at no additional cost to ABBOTT or its Affiliates, and shall make arrangements with ABBOTT Affiliates for the return of any rejected Product at the expense of SONUS. For Products provided by SONUS to ABBOTT Affiliates which SONUS has secured from Abbott Laboratories, ABBOTT shall accept such Products as conforming upon delivery to ABBOTT Affiliates.

                  (G) In the event that SONUS is unable to provide raw material under the Supply Agreement for a period of ninety (90) days or longer, then ABBOTT shall have the right to purchase the raw materials from a Third Party at SONUS' expense or manufacture the raw materials or have a Third Party manufacture the raw materials at SONUS' expense.

         3.6 Samples. ABBOTT will reimburse SONUS on a Fiscal Quarterly basis for SONUS's actual cost for all samples of the Product utilized by ABBOTT in the Territory. For purposes of this Agreement, a "sample" is a Unit of the Product which is utilized by ABBOTT in the Territory for marketing purposes.

         3.7 Post-Launch Regulatory Affairs, Technical Marketing/Medical
Support.

                  (A) ABBOTT shall be responsible for all post-launch communications with regulatory agencies in the Territory, including review of promotional materials, and all post-launch requirements of such agencies regarding the Product (except those communications and requirements specifically associated with GMP applicable to the manufacture of the Product by Abbott Laboratories as addressed in the Supply Agreement). ABBOTT shall be responsible for all medical communication and adverse drug event reporting with regulatory agencies in the Territory and will consult with SONUS prior to such required reports to allow SONUS to conduct an investigation of the event and to review all such reports prior to submission to regulatory agencies. Notwithstanding the foregoing provision, however, nothing in this Agreement shall require ABBOTT to delay submitting any adverse event report beyond the time limits set for reporting such events by such regulatory agencies. Each party shall promptly notify the other party of all communications from and to such agencies regarding the Product.

                  (B) ABBOTT shall be responsible for all medical and technical support in the Field in the Territory, including those specific tasks mutually agreed to by the parties, except as otherwise provided under Article 3.2(A)(i). This support shall be designed to fit with the Product positioning and ABBOTT's promotional plan.

         3.8 Product Recalls. In the event (A) any regulatory agency issues a request, directive or order that the Product be recalled, or (B) a court of competent jurisdiction orders such a recall, or (C) ABBOTT and SONUS, after consultation with each other, determine that the Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. ABBOTT shall handle notification of customers, return of Product from customers and all regulatory agency or court communications and requests regarding any recalls. If such recall results from any cause or event arising from a sole responsibility of SONUS as set forth in this Agreement or in the Supply Agreement or is solely attributable to SONUS, SONUS shall be responsible for all expenses of the recall and ABBOTT may deduct any such expenses borne by ABBOTT from any payment due to SONUS under this Agreement. If such recall results from a sole responsibility of ABBOTT as set forth in this Agreement or in the Supply Agreement or is solely attributable to ABBOTT, ABBOTT shall be responsible for the expenses of recall and shall reimburse SONUS for expenses incurred by SONUS for such recall. In the event that the recall results from any cause(s) or event(s) arising from a joint responsibility of the parties or partially from a responsibility of SONUS and partially from a responsibility of ABBOTT, SONUS and ABBOTT shall be jointly responsible for expenses of the recall in proportion to each such party's proximate fault with respect to the recall. For the purpose of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product, cost for the Product recalled, legal expenses, inventory write-offs and penalties resulting from third-party contracts but shall not include any indirect or consequential losses or damages.

         3.9 Patents; Know-How.

                  (A) SONUS shall be responsible for and shall diligently carry out and shall bear all costs (including attorney fees) for the preparation, filing, prosecution, maintenance, and extensions, if any, of all patents or patent applications included in the Licensed Patents. In addition, SONUS shall promptly advise ABBOTT of all material correspondence, filings and notices of action between SONUS and government patent offices relating to or directed to the Licensed Patents.

                           (i) If SONUS elects not to prepare and file a patent
application or elects to discontinue the prosecution of any patent application or maintenance of any patent under the Licensed Patents, relating to an Improvement referenced under Article 8 where SONUS has the right to file, prosecute and/or maintain such patent application or patent, then SONUS shall promptly notify ABBOTT and supply ABBOTT with copies of all written communications with the government patent office or offices involved in sufficient time to maintain such patents and/or continue prosecution of such patent application.

                           (ii) In the event that ABBOTT reasonably determines
that the failure of SONUS to pursue the filing and prosecution of the patent application or to maintain such patent would adversely affect the rights of ABBOTT under this Agreement, ABBOTT may, but does not have the obligation to, file or continue prosecution of such application or maintain such patent. If ABBOTT so elects, then SONUS shall be responsible for the reasonable expenses (including attorney fees) incurred by ABBOTT in connection with such filing or prosecution and shall promptly reimburse ABBOTT for such costs upon notice by ABBOTT. SONUS will fully cooperate with ABBOTT in such prosecution or maintenances including but not limited to the execution and provision of all documents ABBOTT deems necessary for such prosecution and/or maintenance, at SONUS's expense.

                  (B) SONUS shall register ABBOTT as SONUS' exclusive licensee under the Licensed Patents in the relevant government patent office(s) of each Country in the Territory, promptly upon ABBOTT's request at ABBOTT's expense.

                  (C) If either ABBOTT or SONUS has knowledge of any infringement or likely infringement of a Licensed Patent or unauthorized use of Know-How in the Territory by a Third Party, then the party having such knowledge shall promptly inform the other party in writing, and the parties shall promptly consult with one another regarding the action to be taken.

                           (i) Unless the parties otherwise mutually agree,
SONUS shall promptly initiate actions against such Third Party with respect to such infringement. Each party shall cooperate with the other party in the prosecution thereof. SONUS shall have the right to determine the strategy of the prosecution of such suit.

                           (ii) Notwithstanding the foregoing, if ABBOTT is
participating in the prosecution, ABBOTT shall be entitled to have input in the strategy of prosecution. SONUS shall have the right to determine the counsel to be retained by the parties in connection with such action or claim, which counsel shall be approved by ABBOTT, such approval not to be unreasonably withheld. SONUS may seek the assistance and participation of ABBOTT in the action or claim.

                           (iii) If SONUS requests ABBOTT's participation, (i)
ABBOTT shall participate in the prosecution if the action or claim involves an infringement by a Third Party's product, or potential product, which substantially falls within the definition of Product in Article 1.19, and (ii) ABBOTT may participate if ABBOTT determines that it would be in ABBOTT's interests to participate if the action or claim does not directly involve an infringement by a Third Party's product, or potential product, which substantially falls within the definition of Product in Article 1.19. Notwithstanding the foregoing, in the event that the action or claim involves an infringement by a Third Party's product, or potential product, which substantially falls within the definition of Product in Article 1.19. ABBOTT shall have the right to participate, on an equal basis with SONUS, in the prosecution of such action or claim.

                           (iv) If SONUS prosecutes such claim without the
participation of ABBOTT, the costs and expenses incurred in connection with such action or claim shall be borne by SONUS. If ABBOTT participates in the action or claim, the costs and expenses incurred in connection with such action or claim shall be shared equally by SONUS and ABBOTT.

                           (v) If ABBOTT does not participate in the prosecution
of the action or claim, or unless otherwise provided in this Article 3.9(C), any offer of settlement and any settlement shall be in SONUS's discretion, provided that any offer of settlement or settlement does not conflict with licenses and options granted under Article 5. If ABBOTT participates in the prosecution of the action or claim any offer of settlement and any settlement shall be subject to the prior approval of both ABBOTT and SONUS. Each party agrees not to withhold unreasonably its approval of any such settlement.

                           (vi) If ABBOTT does not participate in the
prosecution of the action or claim, any recovery of damages or other payments received in connection with such action or claim shall be realized by SONUS. Any recovery of damages or other payments received in connection with such action for which ABBOTT participates in the prosecution shall be allocated between and disbursed to ABBOTT and SONUS as follows: (i) first, to reimburse ABBOTT and SONUS for their respective costs and expenses incurred in connection with such action, and (ii) the balance of recovery or other payments to be divided equally between ABBOTT and SONUS. In the event that the recovery of damages is not sufficient to cover costs and expenses incurred by the parties in connection with such action, each party shall be reimbursed on a pro rata basis according to each party's percentage of the total costs and expenses incurred by the parties together.

                           (vii) ABBOTT may, but does not have the obligation
to, participate in the prosecution of any infringement action in any Country referred to in Article 1.21(A)(ii). However, if ABBOTT does participate in any action and prosecution in any such country, ABBOTT shall be entitled to share in the proceeds or recovery of damages or other payments received in connection with such action. Such amounts shall be allocated between and disbursed to ABBOTT and SONUS as follows: (i) first, to reimburse ABBOTT for ABBOTT's costs and expenses incurred in connection with such action, (ii) second, to reimburse SONUS for SONUS' costs and expenses incurred in connection with such action, and
(iii) the balance of recovery or other payments to be divided equally between ABBOTT and SONUS.

                  (D) If a claim or suit is brought against ABBOTT alleging: (i) infringement of any patent or unauthorized use of any Know-How owned by a Third Party by reason of ABBOTT's exercise of its licenses hereunder; or (ii) an interest in any patent under the Licensed Patents, ABBOTT shall promptly give written notice to SONUS. SONUS, within a reasonable time after such notice, but not longer than sixty (60) days, shall advise ABBOTT of SONUS's decision on the intended disposition of such claim or suit. If SONUS elects not to dispose of the claim or defend the suit, ABBOTT may do so. The parties will furnish each other with reasonable assistance regarding such claim or suit as may be requested by the other party. Any offer of settlement or settlement of the claim or suit by one party shall have the prior written approval of the other party, such approval not to be unreasonably withheld. ABBOTT shall have the right to settle such claim or suit by payment in any form. If any amounts are paid or payable to a Third Party by ABBOTT or any damages and/or costs are awarded against ABBOTT in such suit, then at the time of payment, such amounts, damages and costs may be offset against any royalty due in such year or, if necessary, in succeeding years to SONUS. If ABBOTT is prevented from marketing and selling the Product in any Major Country in the Territory as a result of settlement or judgment arising from any such claim or suit, then, on the basis of sales forecasted for the Countries affected by such settlement or judgment as a percentage of forecasted sales for the Territory ("pro rata portion"), (i) ABBOTT shall not be obligated to make the pro rata portion of the payments owed to SONUS pursuant to Appendices 5.2 and 5.3, and, (ii) to the extent that ABBOTT has made such payments, the pro rata portion of such payments, including interest running from the date on which ABBOTT made such payment(s) at the United States prime rate of interest as published in the Wall Street Journal Midwest Edition, shall be offset against future payments to SONUS. If for any reason the pro rata portion cannot be fully offset against such future payments, SONUS shall repay to ABBOTT the outstanding amounts within ninety (90) days of the date of early termination or expiration of this Agreement, with interest running from the date on which ABBOTT made such payment(s), at the United States prime rate of interest as published in the Wall Street Journal Midwest Edition.

         3.10 Trademarks. SONUS and ABBOTT agree to enter into a Trademark License Agreement, pursuant to which SONUS will grant to ABBOTT a nonexclusive license (the "Trademark License") in the Territory to use the SONUS trademarks set forth in Appendix 3.10 on all labels, advertisements, promotional materials and literature for the product. To the extent that the terms of the Trademark License Agreement are inconsistent with the terms of this Agreement, this Agreement shall govern. The parties shall enter into the Trademark License Agreement no later than thirty (30) days after the Effective Date.

4. OTHER TERRITORIES

         SONUS has previously granted to Daiichi Pharmaceutical Co., Ltd. ("Daiichi") the right to market and sell the Product in the Countries referred to in Article 1.21(A)(ii) pursuant to an Agreement dated March 31, 1995 between SONUS and Daiichi ("SONUS/Daiichi Agreement"). In the event that any Country covered under the SONUS/Daiichi Agreement is no longer covered under the SONUS/Daiichi Agreement, SONUS shall within sixty (60) days notify ABBOTT and facilitate discussions with ABBOTT regarding ABBOTT acquiring marketing and sale rights for the Product in such Country.

5. MILESTONES, LICENSES AND OPTIONS

         5.1 Licenses and Options

                  (A) SONUS hereby grants to ABBOTT an exclusive license, exclusive even as to SONUS, with the right to sublicense Affiliates and Third Parties, under the Licensed Patents and Know-How to use, offer to sell and sell the Product in the Field in the Territory (except for the Pacific/Asia/Africa
Area) subject to SONUS' co-promotion rights pursuant to Article 3.2(B). The right to sublicense to a Third Party shall be subject to the approval of SONUS, such approval not to be unreasonably withheld.

                  (B) SONUS hereby grants to ABBOTT a nonexclusive license, with the right to sublicense Affiliates and Third Parties, under the Licensed Patents and Know-How to make, have made, and import the Product for the Field in the Territory (except for the Pacific/Asia/Africa Area) subject to the limitations set forth in Article 3.5. The right to sublicense to a Third Party shall be subject to the approval of SONUS, such approval not to be unreasonably withheld.

                  (C) (i) SONUS hereby grants to ABBOTT an exclusive option to obtain an exclusive license, with the right to sublicense Affiliates and Third Parties, under the Licensed Patents and Know-How, to use, offer to sell and sell the Product in the Field in the Pacific/Asia/Africa Area in the Territory, subject to SONUS's co-promotion rights pursuant to Article 3.2(B). The right to sublicense shall be subject to the approval of SONUS, such approval not to be unreasonably withheld.

                           (ii) SONUS hereby grants to ABBOTT an exclusive
option to obtain a nonexclusive license, with the right to sublicense Affiliates and Third Parties, under the Licensed Patents and Know-How to make, have made, and import the Product for the Field in the Pacific/Asia/Africa Area in the Territory subject to the limitations set forth in Article 3.5. The right to sublicense to a Third Party shall be subject to the approval of SONUS, such approval not to be unreasonably withheld.

                           (iii) Notwithstanding the foregoing, ABBOTT has the
right to seek immediately and obtain Regulatory Approval in each Country in the Pacific/Asia/Africa Area in the Territory. If ABBOTT does not exercise its option pursuant to this Article 5.1, then, after the expiration of the option, ABBOTT shall promptly take all actions reasonably required to transfer any Regulatory Approvals obtained for such Countries to SONUS at no cost to SONUS.

                  (D) The term of the options granted to ABBOTT under Article 5.1(C) above shall expire on December 15, 1997.

                  (E) SONUS may not exercise, and may not grant to any Third Party the right to exercise, any rights included in the options granted to ABBOTT under Article 5.1 (C) above, until after the expiration of ABBOTT's option pursuant to Article 5.1 (D) above.

                  (F) By and upon ABBOTT's exercise of the option(s) granted under Article 5.1(C), which exercise shall be accomplished by ABBOTT providing written notice to SONUS, the licenses relating respectively to the options shall be granted to ABBOTT automatically, and such licenses shall become a part of, and subject to the terms and conditions of, this Agreement.

         5.2 Milestones and License Fees. ABBOTT shall pay SONUS twenty-two million United States dollars (US $22,000,000) for the accomplishment of milestones as set forth in Appendix 5.2, and for the grant of the licenses under the Licensed Patents and Know-How in Article 5.1. These payments shall be nonrefundable, shall not be creditable against the Royalty under Article 6, and shall be paid by ABBOTT to SONUS in the amounts and at the times set forth on the schedule in Appendix 5.2.

         5.3 Offsettable Milestones, License and Option Fees. ABBOTT shall pay to SONUS additional fees for the accomplishment of milestones as set forth in Appendix 5.3, for the grant of the licenses under the Licensed Patents and Know-How in Article 5.1 and for the options granted under Article 5.1(C), pursuant to the schedule set forth on Appendix 5.3. Such fees shall be nonrefundable, but shall be creditable against the Royalty payable under Article 6 up to a maximum of thirty-eight (38%) of the Royalties payable in each of the Royalty Quarters (as defined below) of the first two (2) years of sales in the Territory, and up to a maximum of fifty percent (50%) of the Royalties payable in each Royalty Quarter thereafter.

6. ROYALTY; ROYALTY PAYMENTS

         6.1 Royalty Rate. The Royalty Rate applicable to calculate ABBOTT's Royalty payment, pursuant to Article 6.2 below, shall be based upon the level of ABBOTT's annual Net Sales in the Territory, as follows:

          Annual Net Sales (US$)                      Royalty Rate
          --------------------------------------------------------
          $0 - $60 million                            36% of Net Sales
          greater than $60 million - $125 million     38% of Net Sales
          greater than $125 million - $225 million    40% of Net Sales
          greater than $225 million                   42% of Net Sales

                  (A) These royalty rates include the cost of the Product supplied by SONUS.

         6.2 Calculation of Royalty. Following the First Sale Date, ABBOTT shall pay SONUS an amount as follows ("Royalty"):

Royalty = Royalty Rate           x    Units of Finished Product              x    Average Unit Selling
                                      accepted into Finished                      Price from Fiscal
                                      Goods Inventory by ABBOTT                   Quarter prior to Royalty
                                      Affiliates in the Territory                 Quarter
                                      during the Royalty Quarter
                                      (defined in Section 6.4(A)
                                      below) Less:  returned goods,
                                      samples, free goods, inventory
                                      outdates and damage, recalls
                                      and/or withdrawals ("Net Units
                                      Accepted")

For the first Royalty Quarter (as defined in Article 6.4(A) below) covered by this Article 6, the estimated Average Unit Selling Price shall be communicated to SONUS on or before ninety (90) days prior to the First Shipment Date.

         6.3 Reduction of Royalty. Royalty rates shall be reduced by fifty percent (50%) for any Country in the Territory in which patent coverage is not established or expires or is found invalid or unenforceable and a Third Party sells or offers to sell the Product in that Country, and if in ABBOTT's reasonable determination, such offer or sale by such Third Party has or will have a material adverse effect on ABBOTT's business in such Country. If SONUS disagrees with ABBOTT's determination, SONUS may seek resolution of this issue pursuant to the Dispute Resolution Procedure under Article 20.

         6.4 Royalty Payments.

                  (A) Royalty Payments.

                           (i) The Royalty for any ABBOTT Fiscal Quarter
                  ("Royalty Quarter") shall be paid within thirty (30) days after the end of each such Royalty Quarter. The payment will be made in United States dollars by wire transfer. SONUS shall supply to ABBOTT all wire transfer account information.

                           (ii) ABBOTT's first Royalty payment will include
                  Units accepted into Finished Goods Inventory prior to the date of the first sale by an ABBOTT Affiliate to a Third Party in each Country in the Territory.

                           (iii) Royalty payments made by ABBOTT pursuant to
                  Article 6 shall be credited against the amount of minimum royalty owed by ABBOTT pursuant to Article 3.2(B).

                           (iv) There will be no penalty for late payment of any
                  Royalty, including the payment of any minimum royalty under
                  Article 3.2(B), until such payment is more than fifteen (15 ) days overdue. After any such payment is more than fifteen (15) days overdue, ABBOTT shall also pay to SONUS interest on the overdue payment, running from the date on which payment was due, at the United States prime rate then prevailing as published in the Wall Street Journal (Midwest Edition).

                           (v) ABBOTT will calculate on quarterly basis an
                  estimated Royalty payment using the actual Net Sales in the Fiscal Quarter at the average Royalty Rate based on the mutually agreed annual Net Sales Forecast levels for the Territory for the Fiscal year which includes such Fiscal Quarter.

                           (vi) Within thirty (30) days of the end of each
                  Fiscal Year, ABBOTT will calculate the actual Royalties due to SONUS based on the actual Net Sales in the Fiscal Year utilizing the applicable Royalty Rates from Article 6.1. Any required adjustment for the Fiscal Year will be reflected in the Royalty payment made to SONUS for the first Fiscal Quarter of the following Fiscal Year.

                  (B) Royalty Report. At the time of each wire transfer under
Article 6.4(A), ABBOTT shall send to SONUS by electronic-mail, facsimile or overnight courier, a report to SONUS setting forth the calculation used to determine the Royalty. Such report shall set forth (i) the Net Units Accepted (see Article 6.2); (ii) Net Sales, Net Units Shipped (see Article 1.3), and the Average Unit Selling Price from the fiscal quarter prior to the Royalty Quarter (or, in the case of the first Royalty Quarter covered by this Article 6, the estimated Average Unit Selling Price previously communicated to SONUS pursuant to Article 6.2); and (iii) the Royalty. The Average Unit Selling Price shall be computed by translating the sales in local currency into United States dollars at the average exchange rate published in International Financial Statistics by the International Monetary Fund for the month ending the Royalty Quarter.

                  (C) Payment by Affiliate or Sublicensee. SONUS agrees that any ABBOTT Affiliate or Third Party sublicensee may pay, on behalf of ABBOTT, any obligation of ABBOTT under this Agreement, and that such payment shall be received in lieu of payment by ABBOTT in satisfaction of such obligation, provided, however, that any such payment will not result in adverse tax consequences to SONUS.

                  (D) Agreement to Contract with Affiliate or Third Party Sublicensee. Upon written request of ABBOTT, SONUS shall contract directly with any ABBOTT Affiliate or Third Party sublicensee to provide such Affiliate or Third Party sublicensee the licenses granted under this Agreement in any country of the Territory on substantially the same terms and conditions as those contained in this Agreement, provided that ABBOTT shall guarantee to SONUS performance of such Affiliate's or Third Party sublicensee's duties and obligations under such contract.

                  (E) Taxes. All taxes assessed or imposed against, or required to be withheld from payments due SONUS under this Agreement shall be deducted from amounts payable hereunder and shall be paid to appropriate fiscal or tax authorities on behalf of SONUS. Tax receipts received by ABBOTT evidencing payment of such taxes shall be forwarded promptly to SONUS.

         6.5 SONUS Co-Promotion. In the event that SONUS is co-promoting the Product in the Territory pursuant to Article 3.2(B), all sales of Product resulting from SONUS' promotional efforts shall be made by ABBOTT and included in Net Sales for purposes of the Royalty calculation. In the event that SONUS is co-promoting the Product pursuant to Article 3.2(B)(i), the Royalty rate payable by ABBOTT pursuant to Article 6.1 shall not be adjusted. Further, in the event that SONUS is co-promoting the Product pursuant to Article 3.2(B)(iii), the royalty rate payable by ABBOTT pursuant to Article 6.1 shall be adjusted to reflect SONUS's actual contribution at such time and to such amount as the parties mutually agree. If the parties fail to agree to a reasonable modification of the royalty rates, then the parties shall utilize the Dispute Resolution Procedure under Article 20 below to determine what modification of the royalty rates shall apply.

         6.6 Records and Audit. ABBOTT shall keep and maintain records of sales made pursuant to this Agreement. On a monthly basis, ABBOTT shall provide SONUS with records of sales of Units by list numbers which will include information by Major Country and Area consistent with ABBOTT's other products of a similar nature in the normal course of business. On a quarterly basis, ABBOTT shall provide SONUS with reports reconciling sales of Products with discounts and other deductions to support Net Sales figures. Such records shall be kept for a period of four (4) years after the sales period to which such records relate. During this period, such records shall be open to inspection upon reasonable written notice by SONUS to ABBOTT. Such inspection shall be performed by an independent certified public accountant, recognized nationally in the United States, selected by SONUS and approved by ABBOTT, which approval shall not be unreasonably withheld. All expenses of such inspection shall be borne by SONUS. However, if an inspection reveals that payments to SONUS have been understated by five percent (5%) or more, and if such understatement is greater than $25,000, ABBOTT shall pay the cost of inspection, the understated amount and interest, running from the date on which the payment was originally due at the United States prime rate of interest then prevailing as published in the Wall Street Journal (Midwest Edition) on the understated amount. Any independent certified public accountant engaged by SONUS shall sign a confidentiality agreement prior to any audit and shall then have the right to examine the records kept pursuant to this Agreement and report findings (but not the underlying data) of the examination to SONUS as is necessary to evidence that records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to SONUS by the independent certified public accountant shall be given concurrently to ABBOTT.

7. BUYOUT OPTION

         It is the intent of the parties to provide for a buyout of this Agreement by one party from the other subject to the mutual agreement of the parties. On the sixth (6th), ninth (9th), and twelfth (12th) anniversary of the Effective Date of the United States Agreement, either party may give written notice to the other party of its interest in buying out the other party's rights and obligations under this Agreement. If both parties agree, a process will be established whereby either party may buy out the rights and obligations of the other party at a price equal to or greater than the net present value of the projected net profit before tax, discounted at fifteen percent (15%) for the remaining term of the Agreement ("Option Price"). If both parties desire to exercise the buyout and ABBOTT and SONUS do agree on the Option Price, then the representatives of ABBOTT and SONUS shall meet and simultaneously exchange closed bids, which bids shall be opened in the presence of both representatives. If both parties agree, the higher bid shall prevail. If the parties mutually agree that the buyout is to take place, the parties shall enter into an agreement that sets forth the timetable and process for the orderly transfer of such rights. If both parties do not agree on the calculation of the buyout price or do not agree on the transfer of rights and terms of the buyout, then the buyout shall not take place and notwithstanding anything else in this Article, the buyout option will not be effective again during the remaining term of this Agreement.

8. IMPROVEMENTS

         8.1 ABBOTT Improvements. ABBOTT shall promptly notify SONUS of any Improvements of ABBOTT relating to the Product and of any efforts by ABBOTT to patent such Improvements outside the Territory (except for the United States) including, but not limited to, designation of the specific countries in which any patent application related thereto is to be filed. SONUS shall have a royalty-free nonexclusive license, without the right to sublicense or transfer, to such Improvements outside the Territory (except for the United States) whether patentable, patented or kept by ABBOTT as proprietary know-how or trade secret.

         8.2 SONUS Improvements . SONUS shall promptly notify ABBOTT of any Improvements of SONUS and of any efforts by SONUS to patent such Improvements in the Territory, including, but not limited to, designation of the specific countries in which any patent application related thereto is to be filed. Any patent application related to such Improvement, and any patent issued from such application, including any continuations-in-part, divisionals, extensions, renewals, reexaminations, and reissues, shall become part of the Licensed Patents under this Agreement and Appendix 1.13 shall be modified to reflect the addition to Licensed Patents. Any such Improvement which is not part of the Licensed Patents shall become part of the Know-How.

         8.3 ABBOTT and SONUS Improvements. For any Improvements of ABBOTT and SONUS jointly, SONUS shall have exclusive rights, without the right to sublicense or transfer, outside the Territory (except for the rights of Abbott Laboratories in the United States pursuant to the United States Agreement), and ABBOTT shall have exclusive rights, without the right to sublicense or transfer, within the Territory and Abbott Laboratories shall have such rights in the United States pursuant to the U.S. Agreement.

9. RIGHT OF FIRST REFUSAL FOR ADDITIONAL PRODUCTS

         (A) In the event SONUS desires to grant any license to market, sell and/or distribute to a Third Party, any ultrasound diagnostic imaging product for the Field and in the Territory which are not covered by the licenses set forth in Article 5 or the terms of Article 2.2 and which are the proprietary technology of SONUS, then ABBOTT shall have a right of first refusal with respect to such license. If SONUS desires to solicit and/or receives any offer from any Third Party to market, sell and/or distribute such product for the Field in the Territory, then SONUS shall promptly give written notice to ABBOTT. Within thirty (30) days of such notice, ABBOTT shall indicate whether or not it is interested in such product. If ABBOTT is interested, SONUS and ABBOTT shall negotiate in good faith for a maximum of sixty (60) days to mutually determine the material terms of a definitive agreement regarding such product. If ABBOTT and SONUS do not reach such agreement, but during the negotiation period, ABBOTT offered in writing economic terms which were rejected by SONUS, and during the term of this Agreement SONUS subsequently solicits and/or receives a bona fide Third Party offer, then the following terms shall apply:

                           (i) If SONUS determines that such Third Party offer
                  is on the same or less economic terms considered as a whole than those offered by ABBOTT, then SONUS shall promptly notify ABBOTT in writing. ABBOTT may then offer to meet such Third Party offer within forty-five (45) days from such notice. The parties will then negotiate in good faith towards a definitive agreement for the product. If ABBOTT does not offer to meet such Third Party offer within such forty-five (45) day period, then ABBOTT shall have no further rights under this Article 9
                  (A) with respect to such product.

                           (ii) If SONUS determines that such Third Party offer
                  is on better economic terms considered as a whole than those offered by ABBOTT ("better economic terms") then SONUS shall promptly notify ABBOTT in writing, which notice shall include such information as shall be necessary for ABBOTT to verify the economic terms of such Third Party offer. If ABBOTT notifies SONUS within five (5) business days of receipt of such notice that ABBOTT disagrees with SONUS' determination that such Third Party offer is on better economic terms, the parties will retain an independent "Big 6" United States national accounting firm, which has no current relationship with either ABBOTT or SONUS, to determine whether such Third Party offer is on better economic terms. If the parties are unable to agree upon an acceptable accounting firm for this purpose, within five (5) business days of the date on which they first attempted to so agree, then the accounting firm shall be selected by lot. The accounting firm's determination shall then be made within ten (10 ) business days from the date on which the parties submitted the issue to such firm, and such firm's determination shall be final and binding upon the parties. If such Third Party offer is on better economic terms, then ABBOTT shall have no further rights under this
                  Article 9(A) with respect to such product. If such Third Party offer is not on better economic terms, ABBOTT may then offer to meet such Third Party offer within forty-five (45) days from such final determination. The parties will then negotiate in good faith towards a definitive agreement for the product. If ABBOTT does not offer to meet such Third Party offer within such forty-five (45) day period, then ABBOTT shall have no further rights under this Article 9 (A) with respect to such product.

         (B) If SONUS desires to market, sell and/or distribute such product for the Field and in the Territory itself, then SONUS shall promptly give written notice to ABBOTT. Within thirty (30) days of such notice ABBOTT may offer to SONUS terms under which ABBOTT proposes to market, sell and distribute such product for the Field and in the Territory. If ABBOTT makes such an offer then SONUS and ABBOTT shall negotiate in good faith for a maximum of sixty (60) days to mutually determine the material terms of a definitive agreement regarding such product. If the parties are unable to agree on the terms of such agreement regarding such product within the sixty (60) day period, then SONUS may market, sell and/or distribute such product for the Field and in the Territory, subject to Article 15 below.

10. REPRESENTATIONS AND WARRANTIES

         10.1 SONUS hereby represents and warrants that:

                  (A) SONUS has the full right, power and corporate authority to enter into this Agreement, and to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

                  (B) To the best knowledge of SONUS, the Licensed Patents have not or will not be obtained through any activity, omission or representation that would limit or destroy the validity of the Licensed Patents and SONUS has no knowledge or information that would materially adversely impact on or affect the validity and/or enforceability of the Licensed Patents.

                  (C) There are no actions threatened or pending before any court or governmental agency or other tribunal, except for those pending as of the Effective Date before a governmental patent agency relating to the Licensed Patents or Know-How.

                  (D) SONUS has not authorized and will not during the term of this Agreement authorize Third Parties to practice the Licensed Patents or the Know-How in the Field in the Territory or otherwise grant rights or licenses to market and sell the Product in the Field in the Territory, other than as may be granted in any patent infringement settlement as permitted pursuant to the terms of Article 3.9(C) and as may be provided elsewhere in this Agreement.

                  (E) No Third Party has acquired, owns or possesses any right, title or interest in or to the Licensed Patents or Know-How in the Field in the Territory.

                  (F) The Licensed Patents and Know-How include all the patents and patent applications and proprietary technology necessary to make, have made, use, sell and import the Product in the Field in the Territory and, to the best of SONUS' knowledge, ABBOTT's exercise of the rights granted under this Agreement will not infringe any patent or other intellectual property rights of any Third Party.

         10.2 ABBOTT hereby represents and warrants that ABBOTT has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

         10.3 THE PARTIES MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT OF THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY THE PARTIES.

11. TERM AND TERMINATION

         11.1 Term. The term of this Agreement shall commence on the Effective Date, and, unless sooner terminated pursuant to Article 11.3 or Article 7, shall continue in effect in a given country of the Territory until the latest to occur of:

                  (A) expiration of the last to expire of the patents included in the Licensed Patents in such country;

                  (B) the end of ten (10) years following the date of first commercial sale of the Product in such country; and

                  (C) three (3) months after regulatory marketing approval of the first generic form of the Product to be marketed by a Third Party in a country in the Territory.

         11.2 Early Termination. This Agreement may be terminated in accordance with the following provisions:

                  (A) Surrender. In whole by ABBOTT's surrender and termination of all of the licenses and rights granted hereunder at any time upon one (1) year prior written notice to SONUS.

                  (B) Insolvency. By notice by either party to the other party upon (i) the insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of his appointment; (ii) the adjudication of the other party as a bankrupt; (iii) the admission by the other party in writing of its inability to generally pay its debts as they become due; (iv) the execution by the other party of an assignment for the benefit of its creditors; or (v) the filing by the other party of a petition to be adjudged a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the act of the other party in instituting or voluntarily being or becoming a party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in substantial part.

                  (C) Product Failure. If the Product is found to be not safe or efficacious by ABBOTT, then ABBOTT may terminate this Agreement upon thirty (30) days written notice to SONUS, subject to applicable indemnification as set forth in Article 12.1.

                  (D) Supply Failure. In the event of failure to supply Product, the provisions of Article 3.5 shall apply. Any termination under Article 3.5 shall be subject to the provisions of Article 11.3(E).

                  (E) Default. Except as provided in Article 11.2 and Article 16.1, the rights set forth in this Article 11 to terminate this Agreement and to terminate the licenses granted hereunder are the only such rights of the parties to take such actions under this Agreement. If either party believes that the other party has committed a breach of any material provision of this Agreement, the following shall apply:

                  (i) If the other party has failed to remedy such breach within ninety (90) days after the receipt of notice in writing of such breach from the nonbreaching party, then the nonbreaching party may submit the issue of whether the other party has committed a breach of any material provision hereunder for resolution in accordance with the procedure set forth in Article 20 (Alternative Dispute Resolution); and

                  (ii) If the neutral person (as set forth in Article 20) in accordance with the procedures set forth in Article 20 renders a ruling that the breaching party has materially breached the Agreement; and

                  (iii) If the breaching party has materially failed to comply with the terms of such ruling within the time period specified therein for compliance or, if no time period is stated, then the nonbreaching party has served notice upon the breaching party to undertake the actions specified to comply with the terms of the ruling and the breaching party has materially failed, within thirty (30) days of such notice with regard to payment obligations and within ninety (90) days of such notice with regard to other obligations, to undertake such action; then the nonbreaching party shall have the right to terminate this Agreement by delivering written notice to the breaching party within thirty (30) days after expiration of the applicable period under this Article 11.2(E)(iii).

                  (iv) In the event that ABBOTT is the nonbreaching party, in lieu of terminating the Agreement, ABBOTT may proceed under Article 11.4.

                  (F) Force Majeure. If an event of force majeure (as defined in Article 16) prevents a party from performing its obligations under this Agreement for more than six (6) months, then the other party may terminate this Agreement by written notice to the party which was prevented from performing.

         11.3 Consequences of Expiration or Early Termination; Survival.

                  (A) Upon expiration of this Agreement, ABBOTT shall have a fully paid up, irrevocable and nonexclusive license under the Licensed Patents and Know-How and to the SONUS trademarks as set forth in Appendix 3.10, subject only to the terms of the Trademark License Agreement.

                  (B) Upon expiration or early termination, including that set forth in Article 11.2(A), SONUS shall retain ownership of all regulatory filings or approvals, clinical data and clinical and nonclinical data developed by SONUS in the Territory; and ABBOTT shall retain ownership of all data developed solely by ABBOTT in the Territory, except that upon early termination, ABBOTT shall deliver to SONUS a copy of all regulatory documentation and data developed by ABBOTT in the Territory. In the event of surrender, ABBOTT shall make no further use of the Licensed Patents or Know-How within the Territory. Expiration or early termination of the Agreement shall not effect the Supply Agreement, which shall remain effective as to its terms.

                  (C) If this Agreement is terminated in whole by ABBOTT under
Article 11.2, then SONUS, at ABBOTT's option, shall repurchase all remaining Product which is reasonably resalable from ABBOTT at ABBOTT's cost, unless otherwise mutually agreed by the parties, within thirty (30) days of termination.

                  (D) If the Agreement is terminated under Article 11.2(B), then the parties shall have the rights as set forth in those bankruptcy statutes, as may be amended at the time of such termination, governing intellectual property rights of licensors and licensees, as appropriate, in a bankruptcy proceeding.

                  (E) If this Agreement is terminated in whole by either party for any reason, then ABBOTT's exclusive license hereunder shall terminate, SONUS shall repurchase the remaining Product which is reasonably resalable from ABBOTT at ABBOTT's cost, unless otherwise mutually agreed by the parties within thirty
(30) days of termination and neither party will have any further liability to the other except as set forth in Article 11.3(E). If this Agreement is terminated by either party under Article 11.2(D) or 11.2(E) due to breach of the provisions of this Agreement, then the nonbreaching party may seek damages for breach from the breaching party. If the breach is a breach of a representation or warranty set forth in Article 10, then the nonbreaching party shall also have the remedy set forth in Article 12. Neither party shall have any further liability to the other except as set forth in Article 11.3(E) and this Article.

                  (F) Expiration or early termination of this Agreement shall not relieve either party of its obligations incurred prior to expiration or early termination. The obligations under Article 21 (Publicity); Article 20 (Alternative Dispute Resolution); Article 18 (Assignment); Article 14 (Confidential Information); Article 13 (Limitation of Liability); Article 12 (Indemnification); and Article 10 (Representations and Warranties) shall survive expiration or early termination of this Agreement or of any extensions thereof.

         11.4 ABBOTT Right to Continue. Notwithstanding the foregoing, in the event of default by SONUS under Article 11.2(E), then ABBOTT may, at ABBOTT's option (i) seek damages for breach by SONUS and continue to operate under the Agreement and keep the Agreement in effect, in which case ABBOTT shall have the right, but not the obligation, to assume any and all responsibilities of SONUS as set forth under Article 3 and be entitled to adjustment in the Royalty reflecting ABBOTT's assumption of such responsibilities as reasonably determined by ABBOTT, or (ii) seek damages for breach by SONUS and terminate the Agreement. If SONUS disagrees with ABBOTT's determination of the amount of damages or the adjustment of the Royalty, then the parties shall utilize the Dispute Resolution Procedure under Article 20.

12. INDEMNIFICATION

         12.1 By SONUS. SONUS shall indemnify, defend and hold ABBOTT, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs, (including reasonable attorney fees and expenses), losses or liabilities of any kind which (A) are asserted by a Third Party and which (i) arise from or are attributable to any negligent act or omission or willful misconduct on the part of SONUS, its directors, employees, agents or representatives, or (ii) involve the use of the Product as a pharmaceutical product or the safety or efficacy of the Product, including any theory of strict liability in tort or any other theory of product liability, and which are not otherwise attributable to any negligent act or omission or willful misconduct on the part of ABBOTT, its directors, employees, agents or representatives; or (iii) arise from claims that the Product or its manufacture, use or sale infringes a patent, trademark or other proprietary right of a Third Party provided that the infringement does not relate solely to the manufacturing procedure of ABBOTT; or
(B) arise from a breach of a representation or warranty in Article 10.1; or (C) arise from the negligent act or omission or willful misconduct by SONUS in the manufacture of the Product by SONUS; or (D) arise from the supply by SONUS and use by ABBOTT of bulk raw materials which fail to comply with Bulk Raw Materials Specifications, as defined in the Supply Agreement, where ABBOTT manufactures the Product; or (E) arise from provision of technical assistance for, or co-promotion of, the Product for indications for which there has not been Regulatory Approval in the Territory by SONUS or by a Third Party on behalf of SONUS.

         12.2 By ABBOTT. ABBOTT shall indemnify, defend and hold SONUS, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind (A) which are asserted by a Third Party and which arise out of or are attributable to any negligent act or omission or willful misconduct on the part of ABBOTT, its employees, agents, or representatives, or (B) which arise from a breach of a representation or warranty in Article 10.2; or (C) which arise from ABBOTT's marketing and promotion of the Product in the Territory for indications which are not in the Field.

         12.3 Condition of Indemnification. If either party expects to seek indemnification under this Article, it shall promptly give notice to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to the indemnifying party shall be within fifteen (15) days after receipt by the other party of such claim or suit (if to ABBOTT, notice to Abbott Laboratories, Risk Management, D-317, 100 Abbott Park Road, Abbott Park, IL 60064-3500; if to SONUS, notice as set forth in Article 17); provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by the failure. Each party shall cooperate fully with the other party in the defense of all such claims or suits. No offer of settlement, settlement or compromise shall be binding on a party hereto without its prior written consent (which consent will not be unreasonably withheld) unless such settlement fully releases the other party without any liability, loss, cost or obligation to such party.

         12.4 Term of Indemnification. The obligations of the parties set forth in this Article 12 shall apply during the term hereof and for a period of five
(5) years after the date of termination in whole, or expiration of this Agreement or any extension thereof.

13. LIMITATION OF LIABILITY

         Except for Third Party liability arising under Article 12, in no event shall either party be liable for loss of profits or other economic loss, or for indirect, incidental, penalties or consequential damages, or other similar damages arising out of this Agreement.

14. CONFIDENTIAL INFORMATION

         14.1 Due Care. It is recognized by the parties that during the term of this Agreement, the parties will exchange Confidential Information pertaining to their performance hereunder. Each party will exercise due care to prevent the disclosure of Confidential Information of the other party.

         14.2 Permitted Disclosures.

                  (A) Notwithstanding the above, nothing contained in this Agreement shall preclude SONUS or ABBOTT from utilizing or disclosing to others its Confidential Information or utilizing Confidential Information received from the other party as may be required (i) for regulatory purposes, including obtaining regulatory approvals; (ii) for audit, tax or customs purposes; or
(iii) by law (including disclosure obligations under applicable securities laws), court or other government order, provided that the party subject to such order notifies the other party and uses reasonable efforts to obtain a protective order covering such Confidential Information.

                  (B) In addition to the foregoing, ABBOTT and SONUS may disclose the Confidential Information of the other party, only to such employees or Third Parties who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters set forth in this Agreement or otherwise within the scope of the licenses set forth in
Article 5 and Article 3.10; who are informed of the confidential nature of the Confidential Information; and who are bound not to disclose such Confidential Information.

         14.3 Other Agreements. The parties have entered into a Confidential Disclosure Agreement dated August 6, 1996 ("CDA"). The CDA shall remain in full force and effect as to its confidentiality requirements for the terms specified therein. However, on and after the Effective Date of this Agreement, all subject matter conveyed or covered under this Agreement shall be governed in all respects by the confidentiality provisions contained in this Article 14. The obligations of the parties set forth in this Article 14 shall apply during the term hereof and for a period of five (5) years after the date of early termination or expiration of this Agreement or any extension thereof.

15. NON-COMPETE

         For a period of [ * ] after the date of the first sale by an ABBOTT Affiliate or sublicensee to a Third Party in a Major EC Country, each party and its Affiliates and sublicensees shall undertake not to market or sell a competing product in the Territory. However, nothing contained in this Article 15 shall be construed as preventing (i) either party from conducting research and development, regulatory, manufacturing and/or formulation development activities relating to a competing product during such period or thereafter, or
(ii) the grant of any rights in any patent infringement settlement as permitted pursuant to the terms of Article 3.9(C).

         For purposes of this Article 15, a "competing product" shall mean a product in the Field and/or a diagnostic ultrasound pharmaceutical product for myocardial perfusion.

*        Confidential portions have been
         omitted and filed separately.

16. FORCE MAJEURE

         16.1 Events of Force Majeure. Delay or failure on the part of either party in performing its obligations under this Agreement shall not subject such party to any liability to the other if such delay or failure is caused by or results from acts such as but not limited to acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any law, order or regulation of any government entity acting with color of right.

         16.2 Consequences of Force Majeure. Upon occurrence of an event of force majeure, the party affected shall promptly notify the other in writing, setting forth the details of the occurrence, and making every attempt to resume the performance of its obligations as soon as practicable after the force majeure event ceases. If such event prevents performance by one party for more than six (6) months, then the other party may terminate this Agreement pursuant to Article 11.2(F).

17. NOTICES

         Any notices permitted or required by this Agreement shall be sent by
(A) facsimile, (B) registered mail or (C) a recognized private mail carrier service, and such notice shall be effective on the date received as indicated by the facsimile imprint date in the case of (A) and the carrier receipt in the case of (B) and (C). If sent and addressed as follows or to such other address as may be designated by a party in writing:

         If to SONUS:               SONUS PHARMACEUTICALS, INC.
                                    22026 20th Avenue, S.E.
                                    Suite 102
                                    Bothell, Washington 98021
                                    Telefax: (206) 489-0626
                 Attention:         Steven Quay, M.D., Ph.D

         With copy to:              Stradling, Yocca, Carlson & Rauth
                                    660 Newport Center Drive, Suite 1600
                                    Newport Beach, CA 92660-6441
                                    Telefax: (714) 725-4100
                  Attention:        K. C. Schaaf

         If to ABBOTT:              ABBOTT LABORATORIES
                                    International Division
                                    200 Abbott Park Road
                                    Abbott Park, IL 60064-3537
                                    Telefax: (847) 938-6365
                  Attention:        President, International Division

         With copy to:              Division Vice President
                                    International Legal Operations
                                    D-323, AP6D
                                    Abbott Laboratories
                                    100 Abbott Park Road
                                    Abbott Park, IL 60064-3500
                                    Telefax: (847) 938-1342

18. ASSIGNMENT

         18.1 Limitation on Assignment. This Agreement may not be assigned or transferred by either party, whether by operation of law or otherwise, except that either party may assign this Agreement to any of its Affiliates, or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates without the consent of the other party. Any attempted delegation or assignment not in accordance with this Article 18 shall be of no force or effect.

         18.2 Assumption by ABBOTT. In the event that SONUS sells, transfers or otherwise assigns this Agreement to a third party ("Assignee") as permitted in this Article 18, and ABBOTT, in ABBOTT's reasonable discretion, determines that the Assignee is not at least as capable as SONUS of performing SONUS' responsibilities under this Agreement, ABBOTT may, upon thirty (30) days prior written notice to Assignee, assume any or all of Assignee's responsibilities under this Agreement, including, but not limited to, responsibilities set forth in Article 3, and adjust, in ABBOTT's reasonable discretion, the Royalty set forth in Article 6 proportionately in accordance with the reduction in the responsibilities of Assignee. If SONUS disagrees with ABBOTT's determination, SONUS may seek resolution of this issue pursuant to the Dispute Resolution Procedure under Article 20.

19. SUCCESSORS AND ASSIGNS

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

20. ALTERNATIVE DISPUTE RESOLUTION

         The parties agree that any dispute that arises in connection with this Agreement shall first be presented to the respective presidents of the ABBOTT International Division, and of SONUS, or their designees, for resolution. If no resolution is reached, then such dispute shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described in the Appendix
20. Anything herein to the contrary notwithstanding the neutral shall not have the ability to change or alter any decision of ABBOTT to exercise its rights under Article 11.4.

21. PUBLICITY

         The parties agree that upon the execution of this Agreement, a press release approved by both parties will be issued. Except for such press release and periodic disclosures by SONUS required by law or regulation or in the ordinary course of its SEC filings, neither party shall (A) originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or (B) use the name of the other in any publicity, news release or other public announcement, except (i) with the prior written consent of the other party, or
(ii) as required by law, in which case the originating party will give to the other party at least ten (10) days prior notice of such proposed disclosure to complete a review in order to offer comments and modifications. Consistent with applicable law, the other party will have the right to request reasonable changes to the disclosure to protect its interests. In all other cases, the originating party shall give the consenting party at least twenty-one (21) days to complete a review in order to offer comments, modifications or to give such consent. The party required to give consent shall endeavor to respond in less than twenty-one (21) days if practicable.

22. RELATIONSHIP OF PARTIES

         The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any Third Party, and no conduct of the parties shall be deemed to infer such right.

23. APPENDICES

         All Appendices referenced herein are hereby made a part of this Agreement.

24. HEADINGS

         The headings used in this Agreement are for convenience only and are not a part of this Agreement

25. WAIVER

         No waiver by either party of any default, right or remedy shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other or of the same default, right or remedy respectively, on a future occasion.

26. SEVERABILITY

         If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

27. ENTIRE AGREEMENT; AMENDMENT

         Except as specifically contemplated in this Agreement and except for the United States Agreement, the CDA and the Supply Agreement, this Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, written and oral, between the parties. No modification of any of the terms of this Agreement shall be deemed to be valid unless it is in writing and signed by both parties. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

28. APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of Washington, excluding its conflict of laws principles.

29. COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

ABBOTT INTERNATIONAL , LTD.           SONUS PHARMACEUTICALS, INC.

By:      /s/ Robert L. Parkinson      By: /s/ Steven C. Quay, M.D., Ph.D.
   -----------------------------         --------------------------------------
       Robert L. Parkinson                Steven C. Quay, M.D., Ph.D
       President                          President and Chief Executive Officer

Date:  October 3, 1996                Date:  October 4, 1996
       ---------------                       ---------------

                                  APPENDIX 1.1

                            AFFILIATES OF THE PARTIES

                              UNDER ARTICLE 1.1(ii)

For ABBOTT:

Famar S.A. - Industrial Societe Anonyme of Pharmaceuticals and Cosmetics

Panos A. Marinopoulos - Famar Commercial Societe Anonyme

Abbott Laboratories Nigeria Limited

Abbott Laboratories (India) Limited

For SONUS:

None.

                                  APPENDIX 1.7

                              INDICATIONS AND USAGE

                            AS OF SEPTEMBER 30, 1996

                                      [ * ]






*        Confidential portions have been
         omitted and filed separately.

                                  APPENDIX 1.16

                                LICENSED PATENTS

                               See attached list.

                                  APPENDIX 1.16

                                LICENSED PATENTS

                                      [ * ]




*        Confidential portions have been
         omitted and filed separately.

                                  APPENDIX 1.21

                                    TERRITORY

                                      AREAS

I.       EUROPE

         (A)      Major Countries

                  Austria, Belgium, Czech Republic, Denmark, Ireland, Finland, France, Germany, Greece, Israel, Italy, Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and United Kingdom.

         (B)      Minor Countries

                  Albania, Armenia, Azerbaijan, Belarus, Bosnia, Bulgaria, Croatia, Cyprus, Estonia, Georgia, Gibraltar, Hungary, Iceland, Latvia, Liechtenstein, Lithuania, Luxemberg, Macedonia, Malta, Moldova, Monaco, Romania, Russia, Serbia, Slovakia, Slovania, Ukraine, and Yugoslavia.

II.      LATIN AMERICA

         (A)      Major Countries

                  Argentina, Brazil, Chile, Columbia, Mexico and Venezuela.

         (B)      Minor Countries

                  Anguilla, Antigua, Aruba, Bahamas, Barbados, Barbuda, Belize, Bermuda, Bolivia, Bonaire, Cayman Islands, Costa Rica, Cuba, Curacao, Dominica, Dominican Republic, El Salvador, Ecuador, French Guiana, Grenada, Guadeloupe, Guatemala, Guyana, Haiti, Honduras, Jamaica, Martinique, Montserrat, Nicaragua, Panama, Paraguay, Peru, Saba, Surinam, Trinidad/Tobago, Turks & Caicos, Uruguay and Virgin Islands.

III.     PACIFIC/ ASIA/ AFRICA

         (A)      Major Countries

                  Australia, India, New Zealand, Saudi Arabia, South Africa and Turkey.

                                  APPENDIX 1.21

                                    TERRITORY

                                  AREAS (Cont.)

         (B)      Minor Countries

                  Afghanistan, Algeria, Bahrain, Cameroon, Dubai, Egypt, Ethiopia, Ghana, Guam, Indochina, Iran, Iraq, Ivory Coast, Jordan, Kenya, Kuwait, Lebanon, Mauritius, Morocco, Myanmar, Nigeria, Oman, Other West Africa, Pakistan, Qatar, Reunion Islands, Sri Lanka, Sudan, Syria, Tanzania, Tunisia, United Arab Emirates, Vietnam, Yemen and Zaire.

IV.      CANADA

         (A)      Major Countries

                           Canada.

         (B)      Minor Countries

                           None.

                                  APPENDIX 3.4

                             PRODUCT SPECIFICATIONS

                               See attached list.

                                  APPENDIX 3.4

    Specifications for EchoGen(R) (Perflenapent Emulsion) for European Union

                                      [ * ]






*        Confidential portions have been
         omitted and filed separately.

                                  APPENDIX 3.10

                    TRADEMARKS OF SONUS PHARMACEUTICALS, INC.

                               See attached list.

                                  APPENDIX 3.10

                Trademark Properties: SONUS Pharmaceuticals, Inc.

                                      [ * ]




































*        Confidential portions have been
         omitted and filed separately.

                                  APPENDIX 5.2

                           MILESTONE AND LICENSE FEES

                                PAYMENT SCHEDULE

1.       Execution of Definitive Agreement                             US               $1 million

2.       Filing of NDA with EMEA
                  within 15 days                                       US               $1 million

3.       Commencement of Phase III Myocardial Perfusion Studies*
                  within 30  days                                      US               $1 million
                  within 120 days                                                        1 million
                  within 150 days                                                        1 million

4.       United States NDA Approval
                  within 15 days                                       US               $3 million

5.       European Community Marketing Authorization Granted
                  within 15 days                                       US               $2 million
                  within 105 days                                                        1 million
                  within 195 days                                                        1 million

6.       First Shipment Date of Product for Sale**
                  within 15 days                                       US               $2 million
                  within 105 days                                                        1 million
                  within 195 days                                                        1 million

7.       Cumulative U.S. $25 Million Net Sales in the                  US               $4 million
         Territory

8.       Cumulative U.S. $50 Million Net Sales in the                  US               $2 million
                                                                                         ---------
         Territory

         Total License and Milestone Payments                          US              $22 million
                                                                                        ==========



*"Commencement" means enrollment of first patient in a U.S. clinical study.

**To Germany, France, Italy, Spain, Canada or the United Kingdom.

                                  APPENDIX 5.3

                 OFFSETTABLE MILESTONES, LICENSE AND OPTION FEES

                                PAYMENT SCHEDULE

1.       Execution of Definitive Agreement
                  within 300 days                                               US               $ 700,000

2.       Commencement of Phase III Myocardial Perfusion Studies*
                  within 30 days                                                US               $ 700,000
                  within 120 days                                                                  700,000

3.       After Exercise by ABBOTT of Article 5.1 (C) Option
                  On December 15, 1997                                          US             $ 1,400,000
                  On January 15, 1998                                                              700,000
                  On April 15, 1998                                                                700,000

4.       European Community Marketing Authorization Granted
                  within 15 days                                                US               $ 700,000
                  within 105 days                                                                  700,000
                  within 195 days                                                                  700,000
                  within 265 days                                                                  700,000

5.       Cumulative U.S. $25 Million Net Sales in the Territory                 US             $ 2,800,000

6.       Cumulative U.S. $50 Million Net Sales in the Territory                 US             $ 2,100,000

         Total Offsettable License and Milestone Payments                       US            $ 12,600,000
                                                                                                ----------


*  "Commencement" means enrollment of first patient in a U.S. clinical study.

                                   APPENDIX 20

                         ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents or designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

         (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

         (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

         (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

         (d)      If the parties collectively have identified fewer than three
                  (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

         (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

         (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

         (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed five (5) pages per issue.

         (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed fifty (50) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

         Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on up to fifteen (15) consecutive business days and shall be governed by the following rules:

         (a) Each party shall be entitled to five (5) business days of hearing time to present its case. The neutral shall determine whether each party has had the five (5) business days to which it is entitled.

         (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

         (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

         (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

         (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed thirty (30) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
         (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

         (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and nonappealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.